ANCHOR NATIONAL LIFE INSURANCE COMPANY
                         VARIABLE SEPARATE ACCOUNT
_____________________________________________________________________________

          SUPPLEMENT TO POLARIS PROSPECTUS DATED FEBRUARY 28, 1995


Delete the first sentence of the first paragraph in the section entitled "Market Value Adjustment" on page 20 and replace with the following:

Other than as described below, if Contract Value is withdrawn, transferred or, prior to the Annuity Date, annuitized from the Fixed Account under one of the Fixed Account options described above prior to the expiration of the Guarantee Period (other than withdrawals for the purpose of paying the death benefit upon the death of the Participant, withdrawals from the one year Fixed Account option under the Automatic Dollar Cost Averaging Program or Asset Allocation Rebalancing Program, or withdrawals made to pay Contract fees or charges), the amounts this withdrawn, transferred or annuitized are subject to a Market Value Adjustment ("MVA").


Delete the first sentence of the fourth paragraph in the section entitled "Market Value Adjustment" on page 20 and replace with the following:

The Company will waive any negative MVA under any Contract for amounts allocated to the one year Fixed Account option.




Date: December 18, 1995














              Please keep this Supplement with your Prospectus